Exhibit 99.1

       Serena Software Reports Third Quarter Fiscal 2006 Results

    SAN MATEO, Calif.--(BUSINESS WIRE)--Nov. 17, 2005--Serena Software, Inc. (NASDAQ: SRNA), the leader in Change Governance, today announced results for the third quarter ending October 31, 2005.
    Total revenue was $64.9 million in the third quarter of fiscal 2006 and represented a 15% increase over the third quarter of fiscal 2005. Software license revenue was $22.5 million, maintenance revenue was $34.2 million, up 24% year over year and service revenues were $8.2 million for the third quarter of fiscal 2006. License revenue for the third quarter from software change management was 89% of total license revenue and 71% of total license revenue came from distributed systems platforms.
    Net income and net income per diluted share computed in accordance with generally accepted accounting principles ("GAAP") for the third quarter of fiscal 2006 increased to $10.5 million and $0.22 from $4.3 million and $0.09 in the same quarter a year ago.
    Non-GAAP net income and net income per diluted share for the third quarter of fiscal 2006 increased 17% and 20%, respectively, to $18.6 million and $0.36 from $15.9 million and $0.30 in the third quarter of fiscal 2005. Included in the results for the third quarter ended October 31, 2005 was a one time tax benefit of $1.4 million.
    Non-GAAP net income and net income per share exclude amortization of intangible assets and charges relating to the purchase accounting adjustments for the acquisition of Merant, stock-based compensation, amortization of acquired technology and other intangible assets, restructuring, acquisition and other charges, and acquired in-process research and development. For periods prior to the second quarter, reported non-GAAP net income and net income per share also exclude the revenue impact of the deferred maintenance write-down to fair value. A reconciliation of non-GAAP to GAAP financial results is included in this press release.
    Total cash and equivalents, restricted cash and investments as of October 31, 2005 was $201 million and cash flow from operations for the third quarter was $15.8 million. Total deferred revenue was $73.9 million and days sales outstanding in the third fiscal quarter was 52 days.
    "We are pleased to announce these solid results in line with our announcement last week to be acquired by Silver Lake Partners", said Mark Woodward, President and CEO. "We and the independent committee of the Board of Directors believe this transaction is in the best interest of shareholders and we look forward to partnering with Silver Lake to focus on long term growth."
    The Company also announced its financial outlook for the fourth quarter of fiscal 2006. Fourth quarter total revenues on a GAAP basis are expected to be in the range of $67 million to $69 million and non-GAAP net income per diluted share is expected to be between $0.35 and $0.36. GAAP net income per diluted share is expected to be between $0.22 and $0.23.

    Third Quarter Highlights

    -- Serena and Silver Lake Partners, the leading private equity firm focused exclusively on large-scale investing in technology and related growth industries, announced that they have entered into a definitive agreement under which Serena will be acquired by Silver Lake in a transaction valued at approximately $1.2 billion. Under the terms of the agreement, Serena stockholders will receive $24.00 in cash in exchange for each share of stock. Any of Serena's existing $220 million of convertible notes that are not converted to Serena common stock prior to completion of the proposed transaction will be exchanged for cash in an amount of $24.00 for each share of Serena common stock into which the notes were convertible. Douglas D. Troxel, founder of Serena and currently its chairman and largest shareholder, will receive $24.00 per share in cash in exchange for one-third of his shares and will exchange the balance of his equity interest in Serena for shares in the resulting privately held company. Serena president and chief executive officer Mark Woodward, chief financial officer Robert Pender, and possibly other senior executives will also exchange a portion of their Serena equity interests for equity interests in the resulting privately held company.

        Both the board of directors of Serena and a special committee of the board comprised of independent directors have approved the merger agreement and have recommended to Serena's stockholders that they vote in favor of the transaction. In addition, Mr. Troxel has agreed to vote his shares in favor of the transaction.

    -- Serena held its annual global user conference "Serena Xchange 2005," at the Renaissance Washington DC Hotel on September 18th-21st. The conference brought together customers, partners and industry experts worldwide to discuss the latest IT strategies and innovations.

    --  Serena's process management solution was named 2005 Trend
        Setter by KMWorld magazine. Serena TeamTrack earned accolades as an innovative product that delivers real value to customers.

    -- Serena presented at EclipseWorld 2005, providing an overview of the Application Lifecycle Framework (ALF) project and highlighting the benefits of developing an integration and interoperability framework to enable Application Lifecycle Management (ALM) tools to effectively collaborate with one another.

    -- Serena released the latest version of Requirements Management Solution RTM 5.6, featuring strong integration with ChangeMan, Dimensions and TeamTrack and delivering the industry's most complete solution for Governing Change.

    -- Serena expanded its compliance solution offering with the new Serena authorized compliance partner program providing the industry's broadest and most flexible approach for fast and cost effective compliance.

    -- Reported that a Serena customer survey revealed that information technology initiatives driven by Sarbanes-Oxley compliance will increase in 2006. Serena's Change Governance(TM) solutions allow business and IT to share a common frame of reference, helping companies to visualize real business benefits of a change, orchestrate responses across change lifecycles and enforce effective business processes to more effectively govern change.

    GAAP to non-GAAP Reconciliation

    Serena management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its product, maintenance and services operations and certain costs of these operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. Such measures include non-GAAP net income and non-GAAP net income per share. Collectively, we refer to these non-GAAP financial measures as "non-GAAP measures." We have outlined below the type and scope of the amounts excluded in calculating these non-GAAP measures and the limitations on the use of these non-GAAP measures as a result of these exclusions. These non-GAAP measures are not an alternative to net income as calculated in accordance with GAAP. Investors and potential investors in our securities should not rely on the use of these non-GAAP measures as a substitute for any GAAP financial measure. In addition, our calculation of these non-GAAP measures may or may not be consistent with that of other companies. We strongly urge investors and potential investors to review the reconciliations to the comparable GAAP financial measures that are included below and not to rely on any single financial measure to evaluate our business.
    Serena views non-GAAP net income and non-GAAP earnings per share as operating performance measures, and as such it believes that the GAAP financial measures most directly comparable to them are net income and net income per share, respectively. Non-GAAP net income and net income per share differ from comparable GAAP measures in that they exclude the amortization of intangible assets and charges relating to the purchase accounting adjustments for the acquisition of Merant, amortization of acquired technology and intangible assets, stock based compensation, restructuring, acquisition and other charges.
    Management believes it is useful in measuring Serena's operations to exclude amortization of intangible assets and charges relating to the purchase accounting adjustments for the acquisition of Merant because these costs are primarily fixed at the time of the acquisition and generally cannot be changed by management in the short term, or represent significant costs not related to current operations. Non-GAAP net income and non-GAAP earnings per share are helpful in highlighting trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures, because these non-GAAP measures eliminate from net income financial items that have less bearing on Serena's operating performance. The Merant acquisition was a particularly large acquisition in Serena's history, and management believes the impact of charges relating to the acquisition can make it more difficult to evaluate the trends of Serena's underlying business, including the performance of its products, maintenance and services operations. Serena believes it is useful to investors to see how management separates initial transaction costs from its view of Serena's current and future continuing operations. Management also believes that these non-GAAP measures facilitate comparison of the current operating performance of the combined Serena and Merant operations to the past performance of Serena and Merant as separate companies, as it permits the comparison of operating results of the separate companies, viewed together, to Serena's current operating results without the impact of charges relating to the acquisition process rather than the underlying operations of the two companies.
    Serena's management uses these non-GAAP measures as supplemental financial measures to evaluate the performance of Serena's business because, when viewed with Serena's GAAP results and the accompanying reconciliations, it believes they provide a more complete understanding of factors and trends affecting its business than GAAP results alone. Serena uses these measures to make forecasting, budgeting and operating decisions such as establishment of operating targets, budgets and bonus compensation.
    Serena communicates these non-GAAP measures to the public through its earnings releases because we understand that they are financial measures commonly used by analysts that cover our industry and our investor base to evaluate our performance. For example, based on communications with analysts and investors, Serena understands that some analysts and investors may value companies based on a measure of discounted future cash flows and that Serena's non-GAAP financial measures can be useful to such analysts in performing such valuations. Management believes that presenting these non-GAAP measures provides investors and analysts with an additional base line for assessing the future earnings potential of Serena. Serena prefers to allow investors to have these supplemental measures since, with reconciliation to GAAP; they may provide additional insight into its financial results.
    Non-GAAP measures should not be considered a substitute for measures of financial performance prepared in accordance with GAAP. Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, amortization of acquired technology and intangible assets are important to consider because they may represent initial expenditures that under GAAP are reported across future fiscal periods. Stock based compensation and restructuring and acquisition related charges are important because they may represent obligations of Serena that should be considered. All of these metrics are important to financial performance generally. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.
    Though Serena management finds its non-GAAP measures useful in evaluating the performance of its business, its reliance on these measures is limited because items excluded from such measures often have a material effect on its net income and net income per share calculated in accordance with GAAP. Management compensates for the above-described limitations of using a non-GAAP measure by using these non-GAAP measures to supplement Serena's GAAP results to provide a more complete understanding of the factors and trends affecting our business.

    Commentary Available

    A conference call to discuss the preliminary results is scheduled for 2:00 PM Pacific time today and may be accessed live via the Internet at www.companyboardroom.com or www.serena.com/Q306results. A replay of the call will be available through December 1, 2005 by dialing (800) 642-1687 or (706) 645-9291, ID# 2235564

    About Serena Software, Inc.

    With more than 25 years of experience in managing change throughout the IT environment, Serena Software (NASDAQ: SRNA) provides Change Governance software to help global 2000 organizations visualize, orchestrate and enforce effective business processes throughout the IT lifecycle. More than 15,000 organizations around the world, including 98 of the Fortune 100, leverage Serena's integrated change management framework to manage costs, ensure consistent quality of service, mitigate business risks and ultimately profit from change. Serena is headquartered in San Mateo, California, with offices throughout the U.S., Europe, and Asia Pacific. For more information, please visit www.serena.com.

    This press release contains "forward-looking statements" under the Private Securities Reform Act of 1995. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts and estimates. Factors that could cause or contribute to such differences include, but are not limited to, the percentage of license revenue typically closed at the end of each quarter making estimation of operating results prior to the end of the quarter extremely uncertain; weak economic conditions worldwide which may continue to affect the overall demand for software and services, which has resulted in and could continue to result in decreased revenues or lower revenue growth rates; our ability to successfully integrate our acquisition of Merant plc.; changes in revenue mix and seasonality; dependence on revenues from our installed base; the expansion of our international organizations; continued demand for additional mainframe MIPS capacity; our ability to complete the assessment of internal controls over financial reporting as of January 31, 2006, as required by Section 404 of the Sarbanes-Oxley Act, which may impact market perception of the reliability of our internal controls over financial reporting and thus adversely affect the market price of our common stock; and our ability to manage our growth. We may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions. Information about potential factors that could affect the Company's financial results is included in the Company's Form 10-K filed on April 8, 2005 and Form 10-Q filed on September 9, 2005. Serena assumes no obligation to update the forward-looking information contained in this press release.

    Trademarks

    Serena, TeamTrack, ChangeMan, Comparex and StarTool are registered trademarks of Serena Software Inc. SAFE is a trademark of Serena Software Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

    (C) 2005 Serena Software, Inc. All Rights Reserved.




                         SERENA Software, Inc.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                           (Unaudited GAAP)

                            Three Months Ended     Nine Months Ended
                                October 31,           October 31,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Revenue:
   Software licenses       $  22,511  $  22,124  $  63,510  $  57,379
   Maintenance                34,156     27,623    101,370     68,120
   Professional services       8,254      6,894     20,755     16,843
                           ---------- ---------- ---------- ----------
      Total revenue           64,921     56,641    185,635    142,342
                           ---------- ---------- ---------- ----------
Cost of revenue:
   Software licenses             846        930      2,368      2,280
   Maintenance                 3,327      3,145     10,014      7,859
   Professional services       7,182      6,002     19,141     15,049
   Amortization of
    acquired technology        4,222      4,037     12,768     10,014
   Stock-based compensation        8         14         29         30
                           ---------- ---------- ---------- ----------
      Total cost of revenue   15,585     14,128     44,320     35,232
                           ---------- ---------- ---------- ----------
      Gross profit            49,336     42,513    141,315    107,110
                           ---------- ---------- ---------- ----------
Operating expenses:
   Sales and marketing        18,689     17,913     53,160     45,402
   Research and development    8,696      8,393     26,115     22,217
   General and administrative  4,842      5,800     13,706     12,811
   Stock-based compensation      587        223      1,154        463
   Amortization of intangible
    assets                     2,560      2,835      7,956      6,771
   Acquired in-process
    research and development      --         --         --     10,400
   Restructuring, acquisition
    and other charges             --        410         --      2,175
                           ---------- ---------- ---------- ----------
    Total operating
     expenses                 35,374     35,574    102,091    100,239
                           ---------- ---------- ---------- ----------
Operating income              13,962      6,939     39,224      6,871

Interest income                1,708        702      4,198      2,745
Interest expense                (825)      (825)    (2,475)    (2,475)
Amortization of debt
 issuance costs                 (335)      (335)    (1,005)    (1,131)
                           ---------- ---------- ---------- ----------
   Income before income
    taxes                     14,510      6,481     39,942      6,010
Income taxes                   3,967      2,203     12,776     5, 751
                           ---------- ---------- ---------- ----------
   Net income              $  10,543  $   4,278  $  27,166  $     259
                           ========== ========== ========== ==========
Net income per share:
   Basic                   $    0.26  $    0.10  $    0.66  $    0.01
                           ========== ========== ========== ==========
   Diluted                 $    0.22  $    0.09  $    0.56  $    0.01
                           ========== ========== ========== ==========
Weighted average shares
 used in per share
 calculations:
   Basic                      41,155     43,109     41,348     41,979
                           ========== ========== ========== ==========
   Diluted                    51,690     53,432     52,079     41,979
                           ========== ========== ========== ==========
Net income                 $  10,543  $   4,278  $  27,166  $     259
After tax adjustment of
 convertible related
 expenses                        697        694      2,093        N/A
                           ---------- ---------- ---------- ----------
Adjusted net income for
 diluted net income per
 share calculation         $  11,240  $   4,972  $  29,259  $     259
                           ========== ========== ========== ==========





                         Serena Software, Inc.
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                           (Unaudited GAAP)

                                              October 31,  January 31,
                                                 2005         2005
                                             ------------ ------------
                      Assets

Current assets
  Cash and cash equivalents                  $    98,953  $   133,330
  Restricted cash                                  3,300        3,300
  Short-term investments                          56,873       16,778
  Accounts receivable, net                        37,266       40,988
  Deferred taxes                                  12,267       12,267
  Prepaid expenses and other current assets        5,182        4,964
                                             ------------ ------------
      Total current assets                       213,841      211,627
Long-term investments                             40,600       39,095
Restricted cash, non-current                       1,590        3,157
Property and equipment, net                        5,856        5,722
Goodwill, net                                    316,639      323,671
Other intangible assets, net                      94,072      107,790
Other assets                                       3,039        4,057
                                             ------------ ------------
      Total assets                           $   675,637  $   695,119
                                             ============ ============

       Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                           $     2,312  $     3,415
  Income taxes payable                            29,546       27,667
  Accrued expenses                                23,803       26,103
  Accrued interest on subordinated notes           1,238          413
  Deferred revenue                                63,868       63,152
                                             ------------ ------------
      Total current liabilities                  120,767      120,750
Deferred revenue, net of current portion          10,006       13,110
Long-term liabilities                              2,140        2,660
Deferred taxes                                    35,552       40,983
Subordinated notes                               220,000      220,000
                                             ------------ ------------
      Total liabilities                          388,465      397,503
Stockholders' equity:
      Total stockholders' equity                 287,172      297,616
                                             ------------ ------------
      Total liabilities and stockholders'
       equity                                $   675,637  $   695,119
                                             ============ ============





The following table reconciles the GAAP financial measures to Non-GAAP:


                            Three Months Ended     Nine Months Ended
                                October 31,           October 31,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
GAAP net income            $  10,543  $   4,278  $  27,166  $     259
  Amortization of acquired
   technology, intangible
   assets and stock based
   compensation                7,377      7,109     21,907     17,278
  Acquired in-process
   research and
   development                    --         --         --     10,400
  Revenue impact of
   deferred maintenance
   write-down, net of tax         --      3,540        953      8,314
  Restructuring and
   acquisition charges,
   net of tax                     --        262         --      1,392
                           ---------- ---------- ---------- ----------
Non-GAAP net income           17,920     15,189     50,026     37,643
Add back:
  After tax adjustment of
   convertible related
   expenses                      697        694      2,093      2,158
                           ---------- ---------- ---------- ----------
Non-GAAP net income for
 purposes of computing
 diluted EPS               $  18,617  $  15,884  $  52,119  $  39,801
                           ========== ========== ========== ==========
Diluted shares outstanding    51,690     53,432     52,079     52,529
                           ========== ========== ========== ==========
Non-GAAP net income per
 diluted share             $    0.36  $    0.30  $    1.00  $    0.76
                           ========== ========== ========== ==========




    CONTACT: Serena Software, Inc.
             Robert I. Pender, Jr., 650-522-6604
              or
             Citigate Sard Verbinnen
             Victoria Hofstad, 212-687-8080